Exhibit 99.1

News Release
COMPELLENT PROVIDES PRELIMINARY FINANCIAL RESULTS
FOR FIRST QUARTER 2010
EDEN PRAIRIE, Minn., April 7, 2010 — Compellent Technologies, Inc. (NYSE: CML) today announced preliminary results for the first quarter ended March 31, 2010.
Based on preliminary results that have yet to be reviewed by its auditors, the Company expects to report revenue for the first quarter in a range of approximately $31.5 to $32.0 million. This would represent an increase of approximately 12% to 14% over the first quarter of 2009 and a decrease of 12% to 13% compared with revenue in the fourth quarter of 2009. In its earnings call on February 11, 2010, the Company provided first quarter 2010 guidance for revenue of $35 to $37 million.
“This sequential decrease in revenue is mainly due to seasonality that had more of an impact on the Company this quarter than it has previously, changes made to optimize our sales organization, and delays in larger revenue orders,” said Phil Soran, president and CEO of Compellent. “We remain positive about the outlook for Compellent’s continued growth.  The reception to our innovative storage technologies remains strong and we believe we have the best solutions available to address the requirements of rapidly emerging markets such as data center virtualization.”
Additional first quarter 2010 preliminary results include:
•	Gross margin is expected to increase between 100 and 200 basis points from fourth quarter 2009 results.
•	Deferred revenue is expected to increase between $3.0 to $3.5 million from fourth quarter 2009.
•	Cash and investments are expected to be approximately $131 million on March 31, 2010 compared to $123.8 million on December 31, 2009.
•	Total installed end-user base grew to 1,942 customers, an increase of 130 new end users from the previous quarter.
Mr. Soran concluded, “Our team continues to look for areas to improve our operations. We fully expect that the strategies that have enabled our success over the past few years including our dynamic feature-rich storage solution, our marketing and sales emphasis on mid-size enterprises, our investment in our channel partners and our unique business model will lead us to a return to sequential revenue growth in the second quarter of 2010. We will provide second quarter financial guidance when we report our full financial results for the first quarter 2010.”

The Company expects to announce final first quarter 2010 results on Wednesday, April 28, 2010.
These unaudited preliminary revenue and other preliminary results are subject to further review and completion by the Company and, therefore, may change.
Conference Call
The company has scheduled a conference call to discuss its preliminary first quarter results today, April 7, at 5:00 p.m. ET. To access the call, dial 877-941-2928 domestically or 480-629-9726 internationally. The call will also be webcast live at http://www.compellent.com/investors. An audio replay will be available for seven days following the call at 800-406-7325 for U.S. callers or 303-590-3030 for those calling outside the U.S. The password required to access the replay is 4281155#. An archived webcast will also be available at http://www.compellent.com/investors.
About Compellent
Compellent is a leading provider of enterprise-class network storage solutions that are highly scalable, feature-rich and designed to be easy to use and cost effective. Compellent Technologies’ principal offices are located in Eden Prairie, MN. For more information, please visit: http://www.compellent.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specifically, statements concerning the company’s preliminary estimates of revenue, gross margin, deferred revenue and cash and investments balance for the first quarter of 2010, the company’s expectation regarding revenue growth in the second quarter of 2010, and the company’s additional commentary concerning the outlook for Compellent’s business, including statements concerning the effectiveness of its business strategies and business model the demand for the company’s storage solution, the benefits of the company’s solution, the growing base of end users and the company’s momentum and growth are forward-looking statements within the meaning of the safe harbor. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, time frames or achievements to be materially different from those expressed or implied by the forward-looking statements. In particular, the company’s current preliminary estimates of revenue, gross margin, deferred revenue and its cash and investments balance for the first quarter of 2010 remain subject to review by the company’s finance organization and independent registered public accounting firm. Actual reported first quarter 2010 revenue and operating results could vary significantly from the company’s current expectations based on additional or revised information, subsequent events, completion of the aforementioned reviews and other factors. The company’s current revenue projection for the second quarter of 2010 and its commentary regarding the outlook for the company’s business are subject to numerous assumptions concerning levels of business activity and growth. These assumptions are based on information currently available to management and are, therefore, subject to substantial risks and uncertainties, including the potential for unfavorable economic and market conditions; lessening demand in the data storage market; slower than expected growth in the small-to-medium sized enterprise storage market or adoption of the company’s storage solution; continuing lengthy sales cycles; the failure to realize the benefits anticipated from the reorganization of the company’s sales organization; the impact of technological developments and competition; the company’s reliance on third-parties to sell their storage solution; pricing and availability of suppliers’ products; and general industry trends, which may cause actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Compellent’s business and its financial results are detailed in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and, except as required by law. Compellent disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Contact Information:
Investor Contacts:
Jack Judd
Compellent Technologies
952-294-3316
jjudd@compellent.com
Doug Sherk/Jenifer Kirtland
EVC Group
415-896-6820
jkirtland@evcgroup.com
Media Contact:
Liem Nguyen
Compellent Technologies
952-294-2851
lnguyen@compellent.com